MASTER PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

Between

DENNY’S, INC. and DENNY’S REALTY, LLC

as Seller

and

NATIONAL RETAIL PROPERTIES, INC.

as Buyer

September 8, 2006

MASTER PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

DATED: Dated to be effective as of September 8, 2006 (the “Effective Date”).

PARTIES: This Master Purchase Agreement and Escrow Instructions is between DENNY’S, INC., a California corporation (“DI”) and DENNY’S REALTY, LLC, a Delaware limited liability company (“DRI”) (DI and DRI are jointly, severally and collectively referred to herein as “Seller”), and NATIONAL RETAIL PROPERTIES, INC., a Maryland corporation (“Buyer”).

Preliminary Statement

DI or DRI (as the successor to Denny's Realty, Inc.) is the fee title owner of those certain parcels of improved property listed by address on Exhibit A attached hereto, and legally described on the title commitments delivered by Seller to Buyer (each a “Parcel” and collectively, the “Parcels.”) Each Parcel is improved with a building (each, a “Building” and, collectively, the “Buildings”). Each Parcel, the Building on such Parcel and the improvements to such Parcel (the “Improvements”) are leased or subleased to a Denny’s franchisee (each, a “Tenant” and collectively, the “Tenants”) in accordance with a written lease or sublease (each, a “Lease” and, collectively, the “Leases”). Each Lease is guarantied by certain guarantors (the “Guaranties”). All Leases and Guaranties are more particularly identified on Exhibit D. Each Parcel, the Building on such Parcel, the Improvements to such Parcel, and Seller’s right, title, and interest in the Lease relating to such Parcel and all rents issued and profits due or to become due thereunder are collectively referred to as a “Property”. All Parcels, Buildings, Improvements to the Parcels, and Seller’s right, title, and interest in the Leases and all rents issued and profits due or to become due thereunder are collectively referred to as the “Properties”.

Buyer has delivered to Seller a Confidentiality Agreement dated April 5, 2006 (the “Confidentiality Agreement.”). The parties have signed a non-binding letter of intent concerning Buyer’s review of and interest in acquiring the Properties. Buyer desires to purchase the Properties from Seller and Seller desires to sell the Properties to Buyer, all as more particularly set forth in this Master Purchase Agreement and Escrow Instructions (the “Agreement”). The Confidentiality Agreement and the letter of intent are superseded and replaced by this Agreement and shall no longer be in force and effect.

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties and form an integral part of this Agreement.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Properties subject to the terms and conditions set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provisions of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party. The letter of intent is not part of the Agreement and does not constitute a binding agreement. The Confidentiality Agreement is superseded by this Agreement.

3. INCLUSIONS IN PROPERTIES.

(a) The Properties. The term “Properties” shall also include the following:

(1) all tenements, hereditaments and appurtenances pertaining to the Parcels;

(2) all mineral, water and irrigation rights, of Seller if any, running with or otherwise pertaining to the Parcels;

(3) all right, title and interest, if any, of Seller in any road adjoining the Parcels;

(4) all right, title and interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Properties or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s right, title and interest in the Buildings, the Improvements and any other improvements and fixtures on the Parcels;

(7) the Leases; and

(8) all of Seller’s right, title and interest, to the extent transferable without costs, in all permits and licenses, warranties (specifically including, without limitation, any warranty related to the roof of each Building), and contractual rights (including architectural/engineering plans) with respect to the operation, maintenance, repair or improvement of the Properties, but excluding the Franchise Agreements.

“Excluded Property” means any equipment, machinery and personal property (i) owned by any of the Tenants, or (ii) that contains the Denny’s trademark. “Franchise Agreements” means the Denny’s franchise agreements relating to each of the Properties between Seller’s affiliate, DFO, LLC (“DFO”) and the Tenants, as amended.

(b) The Transfer Documents. Except for the Leases, each of which shall be transferred by that certain assignment and assumption of lease, a specimen of which is attached hereto as Exhibit C (each, an “Assignment of Lease”), all components of each of the Properties shall be transferred and conveyed by execution and delivery by Seller of a special warranty deed in the customary form for each jurisdiction as prepared by Escrow Agent (each, a “Deed”). The Assignments of Lease and each Deed are collectively referred to as the “Transfer Documents”.

4. PURCHASE PRICE. The aggregate price to be paid by Buyer to Seller for the Properties is $67,468,787 (subject to potential increase as provided below) (the “Purchase Price”), which Purchase Price is allocated as more particularly provided for on Exhibit A among the Properties and is payable as follows:

(a) A wire of cash or an irrevocable, standby letter of credit issued to Denny's Realty LLC in the amount of $3,000,000 (the “Earnest Money Deposit”) will be delivered by Buyer to First American Title Insurance Company, 7370 College Parkway, Fort Myers, Florida 33907, Attention: Jackie Dahlquist (“Escrow Agent”) not later than three (3) business days (excludes Saturday, Sunday or legal holiday recognized by the federal government) following the receipt by Escrow Agent of a fully-executed original of this Agreement. The Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE.”)

(b) Such amounts, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), set forth in one or more settlement or closing statements prepared by Escrow Agent and approved by Buyer and Seller in connection with COE, to be deposited in escrow with Escrow Agent on or before COE (the “Additional Funds”) which will be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

(c) If COE has not occurred by 4 pm Eastern Time September 27, 2006 due to Buyer’s failure to perform, the Purchase Price shall increase $25,000. If COE has not occurred by 4 pm Eastern Time October 13, 2006 due to Buyer’s failure to perform, the Purchase Price shall increase by 1.25% per week (such increase to take effect every Friday) until such time as COE has occurred with respect to every Property. This amount represents the additional cost to Seller from delay in funding and announcing a full and complete transaction. In no event will COE be completed as to every Property later than December 31, 2006.

At COE, Buyer may change the allocation of the Purchase Price amongst the individual Properties so long as the total, combined Purchase Price remains unchanged by such reallocation.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to handle the letter of credit serving as the Earnest Money Deposit as follows:

(a) if Buyer cancels this Agreement as provided in this Agreement, the Earnest Money Deposit shall be returned immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, the letter of credit shall be immediately delivered to Seller and may be drawn on in full. The face amount will be Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages and that such amount does not constitute a penalty; or

(c) upon the completion of COE, the letter of credit shall be returned to Buyer.

6. PRELIMINARY TITLE REPORT AND OBJECTIONS. (a) Escrow Agent has prepared a current Preliminary Title Report (each, a “Report” and, collectively, the “Reports”) for an ALTA extended coverage title insurance policy (each, an “Owner’s Policy” and, collectively, the “Owner’s Policies”) for a purchaser to be designated. Each Report shows the status of title to the applicable Property as of the date of such Report and the requirements of Escrow Agent for the issuance of an Owner’s Policy corresponding to such Property as described herein. The cost of a standard Owner’s Policy corresponding to each of the Properties will be paid for by Seller; Buyer shall pay additional costs for extended coverage and any endorsements. In addition to the Reports, Escrow Agent has produced copies of all documents identified in Part Two of Schedule B of each Report (the “Title Exceptions”). Escrow Agent has incorporated ALTA/ACSM “as-built” surveys of the Properties (collectively, the “Surveys” and individually, a “Survey”) into the Reports. With respect to each Property, the Report relating to such Property, the Title Exceptions relating to such Report and the Survey relating to such Property are collectively referred to herein as the “Title Materials”.

(b) On a regular basis but in any event before 7 pm Eastern Time September 8 (“Review Period”), Buyer shall furnish Seller with a written statement of objections, if any, to title to every Property and the matters shown by the Survey for every Property (“Objections”). So long as one Seller has marketable, fee simple title to each Property, subject only to a mortgage which Seller will release at COE, Buyer shall be deemed to have agreed to accept title subject to all matters reflected in any Report and any Title Update and to the state of facts shown on the Survey, other than Objections that have been timely given. However, in no event shall Buyer be deemed to have agreed to accept title subject to (i) monetary liens, encumbrances or security interests against the fee simple estate in any Property, (ii) encumbrances that have been voluntarily placed against any Property by Seller after the Effective Date without Buyer’s prior written consent and that will not otherwise be satisfied on or before COE, or (iii) exceptions that can be removed from the Report by Seller’s delivery of a customary owner’s title affidavit or gap indemnity (all of the foregoing collectively referred to as the “Seller’s Required Removal Items”). All title matters and exceptions set forth in a Report and any Title Update and the state of facts shown on the Survey which, in each case, are not Objections, or which are thereafter deemed to be accepted or waived by Buyer as provided below, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”.

(c) If Buyer notifies Seller within the Review Period of Objections, then within five (5) days after the end of the Review Period, September 8, 2006, Seller or Escrow Agent shall notify Buyer in writing (“Seller’s Title Response Notice”) of the Objections which Seller or Escrow Agent agrees to satisfy on or prior to COE, at Seller’s sole cost and expense, and of the Objections that Seller cannot or will not satisfy. Failure by Seller to respond to Buyer by the expiration of said five (5) day response period shall be deemed as Seller’s election not to cure the Objections raised by Buyer. Notwithstanding the foregoing, Seller shall, in any event, be obligated to satisfy by COE Seller’s Required Title Removal Items. If Seller chooses not to satisfy all or any of the Objections that Seller is not obligated to satisfy, Seller shall notify Buyer within the allowed five (5) day period, then Buyer shall have the option on or before September 15, 2006 of either (i) terminating this Agreement in its entirety under Section 7(c) or (ii) electing to consummate the purchase of the applicable Property or Properties, in which case Buyer shall be deemed to have waived such Objections and such Objections shall become “Permitted Exceptions” for all purposes. Failure by Buyer to respond to Seller on or before September 15, 2006 shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions”.

7. BUYER’S OTHER DILIGENCE.

(a) The Review Period. As to any particular Properties, at Buyer’s sole cost, it may during the Review Period conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring each of the Properties (collectively, “Buyer’s Diligence”). Buyer shall notify Seller promptly throughout the Review Period of any elements of Buyer’s Diligence that might cause Buyer not to proceed with the transaction.

(b) Right of Entry. As soon as Seller can announce its specific intention to enter into this transaction, the parties may agree from time to time on joint communications to certain or all Tenants. Buyer or its agents are permitted to inspect the Properties prior to that time without disclosing a possible transaction. Subject to the prior rights of Tenants in the Properties, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon each of the Properties, at any time or times during the Review Period, to conduct Buyer’s Diligence. Buyer shall provide reasonable prior notice to Seller and the Tenant and shall observe Tenant’s reasonable requirements about dealing with the on site business. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller and the Tenants harmless from any and all liabilities, claims, losses or damages, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller or the Tenants as a direct result of Buyer’s Diligence. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE and is not limited to or to be satisfied from the Earnest Money Deposit.

(c) Cancellation. If Buyer determines in its sole and absolute discretion that the Properties in the aggregate are unacceptable, from the standpoint of marketability of title or any other element of Buyer’s Diligence or because the portfolio as a whole is not suitable to Buyer in its sole and absolute discretion for investment as triple net commercial real estate, then Buyer may by written notice to Seller and Escrow Agent before the later of: (i) the end of the Review Period, and (ii) five days after Seller’s final Title Response, Notice terminate this Agreement as to all of the Properties. The Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. If this option is not exercised, the Earnest Money Deposit shall thereafter be nonrefundable, except for Seller’s breach or a failure of a condition precedent to Buyer’s obligation to close, and this Agreement shall continue in full force and effect.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Pursuant to the Confidentiality Agreement, Seller has made available to Buyer at no cost to Buyer:

(i) the sales reported and base and percentage rents paid by Tenants for each Property;

(ii) the Leases and the Guaranties and the Master Lease (as defined herein);

(iii) the Title Materials;

(iv) all materials received by Seller with respect to environmental assessments of the Properties conducted in 2006 by third parties; and

(v) all materials received by Seller with respect to appraisals of the Properties conducted in 2006 by third parties;

(collectively, “Seller’s Diligence Materials”)

(b) Delivery by Buyer. If this Agreement is canceled as to all of the Properties for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller copies of any additional investigations, studies or tests which Buyer may have elected to obtain.

(c) Certifications. The Seller shall use its best efforts to cause the Surveys and items in sections 8(a)(iv) and (a)(v) to be certified to Buyer in a form reasonably satisfactory to Buyer prior to COE. Seller agrees to pay, at COE and only in the event COE occurs, up to $100,000.00 in the aggregate to the professionals who prepared those items for the certification, and to the professionals who prepare for Buyer prior to closing FASB market rent appraisals. Buyer either agrees to pay whatever additional amounts are required or to accept the items without certification.

9. CLOSE OF ESCROW. COE as to each of the Properties shall occur in a single transaction on or before September 26, 2006. COE shall be a “New York” style closing, with payment of amounts due at COE to be paid once all Transfer Documents and other closing documents have been executed and delivered and all conditions to closing have been satisfied. The recordation of the Deeds and any other documents to be recorded shall take place after COE and Seller will execute and deliver to Escrow Agent (if required by Escrow Agent) a gap indemnity in order for Escrow Agent to be able to issue at COE the title insurance coverage contemplated by the Owner’s Policies.

10. CLOSING ADJUSTMENTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit G, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances originated by Seller and of recording such releases, (ii) any recordation and transfer taxes associated with the sale and conveyance of the Properties and the recording of the Deeds, which, as determined by Escrow Agent, are paid by sellers by local law or custom, (iii) Seller’s portion of the title premium as provided in Section 6, (iv) one-half of the fees and costs of the Escrow Agent which shall be $300 per Property, (v) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half of the fees and costs due Escrow Agent for its services which shall be $300 per Property, (ii) any recordation and transfer taxes associated with the sale and conveyance of the Properties and the recording of the Deeds, which, as determined by Escrow Agent, are paid by buyers by local law or custom, (iii) Buyer’s portion of the title premium as provided in Section 6, and (iv) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs.

(b) Real Property Taxes. To the extent that, prior to COE, Seller has paid real estate taxes with respect to any of the Properties for which the current fiscal tax period ends after COE, such taxes shall be prorated at COE, with Seller receiving a credit for the portion of such taxes attributable to the period from and after COE. To the extent that real estate taxes with respect to any of the Properties covering the fiscal tax period in which COE occurs are not yet due and payable at the time of COE, Buyer shall receive a credit at COE for the portion of such taxes attributable to the period prior to COE, which credit shall be based upon the current valuation and latest available tax rates (the “Buyer Credit”). Notwithstanding the foregoing, the Parties shall cooperate in good faith in determining how to handle real estate tax prorations for taxes not yet due and payable at COE, but due and payable shortly thereafter. To the extent the Buyer Credit, if given, should be inaccurate based on the actual millage set forth on the tax bill if the current tax bill has not been received by COE, either Party may demand after COE, that such taxes and assessments be reprorated based on the actual bill and shall be entitled to receive upon demand, any amount owing to such Party based on such reproration. With respect to any amounts paid by Tenants for real estate taxes pursuant to their Leases either prior to or after COE (the “Tenant Tax Payments”), Seller shall be entitled to such amounts to the extent they relate to the period prior to COE and Buyer shall be entitled to such amounts to the extent they relate to the period from and after COE. Seller shall provide Buyer with reasonably appropriate information reflecting the periods to which the Tenant Tax Payments relate.

(c) Rents. At COE, Buyer shall receive a credit for any base rent, percentage rent or other additional rent paid by Tenants for the period beginning with the date of COE and for all time thereafter. Any other credits to Buyer shall be similarly prorated.

Base rent, percentage rent and other additional rent shall be prorated as of COE. Any base rent, percentage rent or other additional rent received from a Tenant after COE shall be applied in the following order of priority:

1. First, to any rents then owing for the two weeks prior to COE until the Tenant under the applicable Lease is current in the payment of all such rent;

2. Second, to the rents owing for the weeks following COE until rents for that period are paid in full, subject to the normal two week lag; and

3. Third, to rents owing for any weeks preceding COE until the Tenant, under the applicable Lease, is current.

For a period of ninety (90) days after COE, Buyer shall bill Tenants for all amounts due under their Leases accruing prior to COE (including, without limitation, base rent, additional rent and percentage rent) and shall use reasonable efforts to collect from Tenants any base rent, additional rent and percentage rent owing with respect to the period prior to COE. To the extent delinquent amounts for base rents, additional rents and percentage rents for the period prior to COE are collected by or on behalf of Buyer, subject to clauses 1 through 3 above, such amounts, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, shall be paid to Seller no later than thirty (30) days following the date on which such amounts have been received by or on behalf of Buyer. Buyer shall not be obligated to expend any funds or commence legal proceedings to collect any unpaid base rents, additional rents or percentage rents owing with respect to the period prior to COE.

The provisions of this Section shall survive COE.

(d) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

11. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that neither Seller is a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Additional Funds, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

12. LEASE AND FRANCHISE RELATIONSHIPS. (a) Seller has informed Buyer that, prior to COE, Seller desires to obtain from the Tenants through the estoppels under Section 14(d) an agreement that the separate Credit Card Agreements between DFO and Tenants shall be coterminous with the Franchise Agreements. This shall not be a condition of COE, though DFO may continue to pursue this agreement after COE.

(b) At Closing, Buyer and Seller shall enter into an agreement whereby Buyer agrees that should DFO approve assignment of the Franchise Agreement relating to a Property in the future, Buyer shall not unreasonably withhold, delay or condition its consent to an assignment of the Tenant’s right, title, and interest in the Lease relating to such Property to the assignee of such Franchise Agreement. The agreement shall also provide that any such assignment and consent shall be subject to such conditions as Buyer may reasonably require, including, the execution by the assignor and assignee of an assignment and assumption agreement reasonably acceptable to Buyer, and the assignor not being released from any obligations or liabilities with respect to such Lease (unless Buyer otherwise agrees in writing to such release). In that agreement DFO shall agree to give Buyer, as landlord under the Lease, notice of any default under the Franchise Agreement or any expiration or termination of the Franchise Agreement on any Property.

13. MASTER LEASE. The Properties identified on Exhibit F (collectively, the “Master Lease Properties”) are leased by DRI, as landlord, to DI, as tenant, under a master lease covering such Properties and certain other Properties (the “Master Lease”). Each Master Lease Property is subleased by DI to the applicable Tenant. Buyer shall have the option of acquiring the Properties subject to or without the Master Lease at COE. If Buyer chooses to acquire the Master Lease, then at the COE, (i) DRI and DI shall amend the Master Lease to remove each parcel not conveyed to Buyer, (ii) DRI shall assign its interest in the Master Lease to Buyer or any wholly owned subsidiary of Buyer, and (iii) DI shall assign its interest in the Master Lease to an entity designated by Buyer. Otherwise, at the COE, (i) DRI and DI shall amend the Master Lease to remove each Property to be conveyed to Buyer, and (ii) DRI and DI shall join in the Assignments of Leases to Buyer for such Properties, so that the subleases for such Properties shall become direct leases between Buyer and the applicable Tenants. In any event, from and after the COE, there shall be no ongoing relationship between the Properties and Seller’s other real estate.

14. BUYER’S CONDITIONS PRECEDENT / CLOSING OBLIGATIONS OF SELLER. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following, and the following shall be an affirmative obligation of Seller at closing:

(a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents and the executed Non-Foreign Affidavit;

(b) the issuance of the Owner’s Policies (or a written commitment therefor) subject only to the Permitted Exceptions;

(d) an estoppel certificate executed by the applicable Tenant for each Lease and Property in the form of Exhibit B, or in a form reasonably acceptable to Buyer, dated within 30 days of the COE. In the alternative, if despite Seller’s best efforts it has not obtained by COE a Tenant estoppel, Seller may supply a landlord estoppel in the form of Exhibit B for up to 15 Properties which does not raise any issues with respect to such Lease, such as an outstanding landlord default, adverse claim or material discrepancy (collectively, the “Seller Estoppels.”) The Parties shall continue to use reasonable best efforts following COE to obtain the remaining Tenant Estoppel Certificates (as of the COE.) Until a conforming post-COE Tenant Estoppel Certificate is received for any Property, Seller’s liability under the Seller Estoppel it delivers for such Property will not be subject to any of the limitations in Sections 15, 17 or 23. In addition, at COE the amount of $25,000 will be escrowed for every Property where a tenant estoppel certificate has not been delivered which meets the requirements of this Agreement. The amount escrowed will be released from time to time upon delivery of the missing tenant estoppel certificates in a form which complies with the terms of this paragraph. The parties will memorialize these escrow terms in an escrow agreement to be agreed to by the parties prior to COE.

(e) the deposit by Seller with Escrow Agent of (i) an executed customary owner’s title affidavit, if required by the Title Company, (ii) an executed gap indemnity, if required by the Title Company, and (iii) such authorization documentation of each party comprising Seller and such other instruments and documents executed by Seller as shall be reasonably required by Escrow Agent to consummate this transaction;

(f) the deposit with Escrow Agent of a letter from Seller to each Tenant concerning the transaction advising each tenant of the sale and assignment of the lease;

(g) delivery to Buyer of fully-executed originals of each Lease and each Guaranty or copies certified to be complete and correct, and any related non-privileged or non-confidential correspondence;

(h) delivery to Buyer of all of the documents to be delivered by Seller pursuant to Section 12 and 13 of this Agreement;

(i) delivery to Buyer of insurance certificates from all of the tenants evidencing that tenants are carrying the insurance required under all of the Leases with Seller identified as an additional insured on all such certificates. Seller shall use best efforts to get the insurance certificates updated prior to COE to name Buyer as the additional insured on such certificates; and

(j) satisfaction of all of those Buyer contingencies listed more particularly on Exhibit H attached hereto and incorporated herein by this reference.

15. SELLER’S WARRANTIES AND COVENANTS. Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that, except as disclosed in the Seller’s Diligence Materials or on the disclosure schedule executed and delivered by Seller and accepted by Buyer at the time of execution of this Agreement (the “Disclosure Schedule”):

(a) there are no unrecorded leases (other than the Leases) to which Seller is a party which may affect title to any of the Properties and the Master Lease is in place as to all of the Properties listed on Exhibit F as of the date hereof and as of the date of COE;

(b) to the knowledge of Seller’s legal and property management departments, there is no pending or threatened (in the form of a written communication to Seller) condemnation or taking by inverse condemnation of any of the Properties, or any portion thereof, by any governmental authorities;

(c) there are no suits or claims pending or, to knowledge of Seller’s legal department, threatened (in the form of a written communication to Seller) with respect to or in any manner affecting any of the Properties;

(d) this transaction will not in any way violate any other material agreements to which Seller is a party;

(e) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents;

(f) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(g) Except as set forth in Seller’s Diligence Materials, Seller’s legal and property management departments have no actual knowledge that there exists, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release upon, under or about any of the Properties of any Hazardous Materials that would trigger a response action by the applicable governmental authority.“Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(h) to the knowledge of Seller’s legal and property management departments and Seller’s management, (i) Seller has performed all landlord obligations under the Leases, (ii) Tenants have performed all tenant obligations under the Leases, except for: (x) compliance issues arising under the Franchise Agreements as described in item (vi) below, (y) non-monetary obligations which Seller deems immaterial, and (z) matters related to physical condition of improvements to real property, which are subject solely to Section 18 and Buyer’s diligence; (iii) Guarantors have performed all guarantor obligations under the Guaranties, (iv) Seller, as landlord has committed no acts or failed to take any action which would give Tenant the right to exercise any right to abate, offset or otherwise withhold any rent under any of the Leases; (v) no Tenant has alleged a default of Landlord under any of the Leases; and (vi) the Franchise Agreements are in full force and effect, and DFO has not issued any notices of default or threatened terminations which are outstanding.

Seller hereby covenants:

(1) without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, or similar liens or encumbrances to arise or to be imposed upon any of the Properties or any portion thereof that affects title;

(2)  should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 15 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing; and

(3)  Should franchisor terminate a franchise agreement on any of the Properties identified in the Disclosure Schedule as having an existing franchisee default within one (1) year from the COE, then Buyer shall have the right to put any or all of said Properties where the Franchise Agreement is terminated back to Seller, by delivering notice of said put within thirty (30) days of receipt of notice of said termination of franchise agreement from Seller. The put price for the Properties shall be the purchase price paid hereunder, and Seller shall be responsible for all transaction costs involved in putting the Property or Properties back to Seller, excluding Buyer’s attorney’s fees and costs. The parties shall agree on a Put Agreement on or before COE..

Prior to COE, Seller shall have the right to notify Buyer of any representations and warranties of Seller contained in this Section 15 that fail to be true and correct. If any of Seller’s representations and warranties shall fail to be true and correct at or prior to COE and such failure would have a material adverse effect on Seller’s ability to consummate the transactions under this Agreement, the Properties taken as whole or the operation thereof, Buyer shall have the right to terminate this Agreement within five (5) business days after receiving written notice from Seller of such failure. If Buyer timely exercises its right to terminate this Agreement, the Earnest Money Deposit shall be returned immediately to Buyer and, except as provided in Section 23 of this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. If any of the foregoing representations or warranties shall fail to be true and correct at or prior to COE and such failure would have a material adverse effect on any Property, Buyer shall have the right to terminate this Agreement with respect to such Property (each, a “Removed Property”) within five (5) business days after receiving written notice from Seller of such failure and the Purchase Price shall be reduced by the amount corresponding to such Removed Property as set forth in Exhibit A, and this Agreement shall continue in full force and effect with respect to all remaining Properties.

Notwithstanding anything to the contrary contained herein, if prior to COE, Buyer has knowledge that any representation or warranty of Seller set forth in this Agreement is not true, and nevertheless Buyer proceeds to close the transaction, then Buyer shall be deemed to have irrevocably and unconditionally waived its rights to assert any claim against Seller after COE with respect to any misrepresentation of which it had knowledge prior to COE. For purposes of the preceding sentence and Section 16, the terms “knowledge,” “Buyer’s knowledge” or similar phrases mean the actual conscious awareness of facts or other information by those employees of Buyer actively involved in this transaction, without any duty to investigate, make inquiry or review records. For purposes of this Section 15, Buyer shall also be deemed to have knowledge of any and all documents and other information provided to Buyer by or on behalf of Seller or otherwise obtained by Buyer in connection with Buyer’s Diligence.

Subject to the foregoing, Seller shall and does hereby indemnify against, defend and hold Buyer harmless from any Losses (as defined below) that Buyer may incur as a result of and to the extent of any material misrepresentation by Seller or any material breach of any of Seller’s warranties. The term “Losses” means and includes claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, reasonable attorneys’ fees, court costs and other costs of defense, if awarded by a court of law) which Buyer may incur.

All representations and warranties made in this Section 15 by Seller and the foregoing indemnity and hold harmless obligations shall survive COE, subject to the terms, conditions and limitations set forth in Section 23.

16. BUYER’S WARRANTIES AND COVENANTS.  Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(a) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents;

(b) Buyer has unrestricted access to funds in the amount of the Purchase Price and all other sums required to be paid by Buyer to complete this transaction and COE.

(c) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the Transfer Documents;

(d) the execution, delivery and performance of this Agreement and the Transfer Documents, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound; and

(e) no consent of any third party is required in order for Buyer to enter into this Agreement and perform Buyer’s obligations hereunder.

Buyer hereby covenants that should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 16 after the Effective Date and prior to COE, Buyer will immediately notify Seller of the same in writing;

All representations and warranties made in this Section 16 by Buyer and the indemnity and hold harmless obligations below shall survive the execution and delivery of this Agreement and COE, subject to the terms, conditions and limitations set forth in Section 23. Buyer shall and does hereby indemnify against, defend and hold Seller harmless from any Losses which Seller may incur as a result of and to the extent of (i) any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties, or (ii) any actions, suits, proceedings or claims brought by third parties against Seller relating to any alleged events, acts or omissions occurring after COE with respect to any of the Properties conveyed to Buyer.

17. INDEMNITIES (a) Without limiting the provisions of Section 15 and the indemnity obligations under the Leases and Franchise Agreements or of any insurer, and subject to the limitation of liability provided in Section 23, Seller shall, at its sole cost and expense, protect, defend, indemnify, release and hold Buyer harmless for, from and against any and all Losses imposed upon or incurred by or asserted against Buyer and directly or indirectly arising out of or in any way relating to any third party actions, suits or proceedings (including, without limitation, those suits referenced in the Disclosure Schedule or any suits brought by the same plaintiffs to replace or amend said suits referenced in the Disclosure Schedule) resulting from events, acts or omissions occurring prior to COE with respect to any of the Properties conveyed to Buyer, other than Environmental Matters. The term “Environmental Matters” shall mean (i) the presence, release, treatment, transportation, storage, arranging for disposal or disposal of any Hazardous Materials located in, on, above or under any of the Properties, and (ii) any non-compliance with or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with activities, operations or environmental conditions on any of the Properties, including but not limited to any failure to comply with any order of any governmental authority in connection with any Environmental Laws.

(b) Without limiting the provisions of Section 16 and the indemnity obligations under the Leases and Franchise Agreements or of any insurer, and subject to the limitation of liability provided in Section 23, Buyer shall, at its sole cost and expense, protect, defend, indemnify, release and hold Seller harmless for, from and against any and all Losses imposed upon or incurred by or asserted against Seller and directly or indirectly arising out of or in any way relating to any third party actions, suits or proceedings resulting from events, acts or omissions occurring after COE with respect to any of the Properties conveyed to Buyer, other than Environmental Matters.

Seller’s obligations under this Section 17 shall survive COE and the conveyance of title to the Properties.

18. “AS IS”. Buyer shall make such investigations and inspections of the Properties and the Seller’s Diligence Materials to satisfy itself as to all matters relating to its purchase of the Properties. Buyer acknowledges that Seller’s willingness to sell the Properties to Buyer at the Purchase Price has been induced, in part, by the agreement of Buyer to accept the Properties in their “AS IS, WHERE IS, WITH ALL FAULTS” condition without any representation or warranty, either express or implied, oral or written, about the Properties or the condition of the Properties, except as expressly set forth in this Agreement. Except as expressly set forth in this Agreement, Buyer acknowledges that Seller has not made, does not make, and specifically negates, renounces, and disclaims any representations, warranties, promises, covenants, agreements, or guaranties of any kind or character whatsoever, whether express or implied, oral or written, as to, concerning, or with respect to, (a) the value, investment potential, operation, or resale of the Properties or the nature, quality, or condition of the Properties, including, but not limited to, the water, soil, and geology, (b) the suitability of the Properties for any and all activities and uses that may be conducted thereon or for any particular purpose, (c) the compliance of or by the Properties with any laws, (d) the habitability, merchantability, marketability, profitability, or fitness for a particular purpose of the Properties, (e) the quality of construction and integrity of the Properties or the condition or safety of the Properties or any improvements thereon, including, but not limited to, plumbing, sewer, heating, ventilating and electrical systems, roofing, air conditioning, foundations, soils, geology, and lot size, (f) the environmental condition of the Properties, including, but not limited to, the presence or absence, location, or scope of any Hazardous Materials in, at, about, or under the Properties, (g) the accuracy or completeness of any statements, calculations, or conditions stated or set forth in Seller’s books and records concerning the Properties or set forth in any of Seller’s offering materials for the Properties, (h) the dimensions of the Properties or the accuracy of any floor plans, square footage, lease abstracts, sketches, revenue, or expense projections related to the Properties, (i) the operating performance, the income and expenses of the Properties, or the economic status of the Properties, (j) the leasing status of the Properties or the intentions of any parties for the negotiation or execution of any Leases for any portion of the Properties, (k) the ability of Buyer to obtain any and all necessary governmental approvals or permits for Buyer’s intended use and development of the Properties, (l) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (m) the potential for further development of the Properties, (n) tax consequences, (o) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (p) whether, and to the extent to which the Parcels or any portion thereof are affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, and (q) any other matter or attribute with respect to the Properties.

Buyer hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with this transaction, that Buyer freely and fairly agreed to the waivers and conditions of this Section 18 as part of the negotiations of this Agreement, and Buyer has been represented by competent legal counsel and has conferred with such legal counsel concerning the waivers and other conditions of this Section. The Purchase Price shall not be reduced as a consequence of use, wear, tear, and natural deterioration between the Effective Date and COE.

Nothing in this Section 18 shall be deemed to limit (i) Seller’s liability with respect to Seller’s express representations, warranties and indemnities set forth elsewhere in this Agreement that survive COE or (ii) Seller’s liability under the documents executed and delivered by Seller at COE.

The provision of this Section 18 shall survive COE and conveyance of title to the Properties.

19. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties represent and warrant to one another that neither has dealt with any finder, broker or realtor in connection with this Agreement or the transaction contemplated hereby; and

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement, the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE.
20. ASSIGNMENT. Buyer may assign this Agreement in whole and not in part to Commercial Net Lease Realty, LP, and other subsidiaries of Buyer which are wholly owned by Buyer. The assignee shall assume all Buyer’s pre- and post-COE obligations for Seller’s benefit, provided, that Buyer shall remain liable, along with the assignee, to Seller for the performance of all of Buyer’s obligations hereunder. There shall be no change in the Earnest Money Deposit. Otherwise, this Agreement may not be assigned by either Party without the prior written consent of the other Party.

21. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights of this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party through all appeals, such fees to be determined by the court.

22. RISK OF LOSS. Seller shall bear all risk of loss, damage or taking of any of the Properties which may occur prior to COE. In the event of any material loss, damage or taking prior to COE, at Buyer’s sole option, by written notice to Seller and Escrow Agent within five (5) days after receipt of notice from Seller, Buyer may terminate this Agreement with respect to the applicable Property or Properties (each, a “Removed Property”) and the Purchase Price shall be reduced by the amount corresponding to such Removed Property as set forth in Exhibit A. This Agreement shall continue in full force and effect with respect to all remaining Properties. In the alternative, Buyer may attempt to negotiate an appropriate reduction in the Purchase Price for such Property. If Seller and Buyer cannot agree upon such a reduction within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may remove such Removed Property from this Agreement as provided above. If Buyer waives any such loss or damage to any such Properties and closes escrow, Seller shall assign to Buyer, as of COE all rights or claims for relief to the insurance or condemnation proceeds. More particularly, as to Site No. 6179, and Site No. 6638 identified on Exhibit A Seller shall not agree to any settlement or any proposed payment from the proposed condemning authority, and shall assign at closing to Buyer, in a form reasonably acceptable to the parties, all of the rights and remedies available to the owner of the Property relating or arising out of the potential condemnations identified in the Disclosure Schedule. No such event or the provisions of this section shall cause a delay in COE.

23. REMEDIES.

(a) Seller’s Breach. If Seller fails to convey any Property and Lease as provided in this Agreement, or if Seller breaches any representation in a manner which has a material adverse effect on the benefits sought to be obtained by Buyer under this Agreement, then in either event Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement in its entirety whereupon the Earnest Money Deposit shall be returned immediately by Escrow Agent to Buyer, Seller shall reimburse Buyer for its third party out-of-pocket expenses incurred in connection with this Agreement in a documented amount not to exceed $500,000.00 and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or (ii) within one year of the notice of default file an action for specific performance against Seller. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative acts designed to thwart or frustrate Buyer’s ability to seek specific performance, Buyer shall be entitled to pursue all rights and remedies available at law or in equity, subject to the limitations set forth in Sections 15, 17 and 23.

(b) Buyer’s Breach. If Buyer materially breaches this Agreement prior to COE and such breach is not cured within five (5) business days after notice of such breach is given by Seller to Buyer, Seller shall be entitled, as its sole and exclusive remedy, to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages and not as a penalty. In addition, Buyer shall remain liable for its other obligations identified as surviving under this Agreement and shall deliver to Seller, at no charge, copies of all investigations and reports for the Properties obtained by Buyer. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE EFFECTIVE DATE, THE AMOUNT OF THE EARNEST MONEY DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL BE DEEMED TO BE SELLER’S UNCONDITIONAL AND IRREVOCABLE ELECTION OF A REMEDY FOR A DEFAULT BY BUYER UNDER THIS AGREEMENT FOR FAILURE TO CONSUMMATE A TRANSACTION. SELLER HEREBY WAIVES ANY RIGHT TO SEEK ANY EQUITABLE OR LEGAL REMEDIES AGAINST BUYER. If Buyer materially breaches this Agreement after COE and such breach is not cured within five (5) business days after notice of such breach is given by Seller to Buyer, Seller shall have such remedies available at law or in equity, subject to the limitations set forth in Sections 16, 17 and 23.

(c) All claims by either Party, other than indemnified third party claims under Section 17, shall be (i) identified in writing no later than the first anniversary of COE, and, (ii) unless otherwise satisfied, be incorporated in a complaint filed no later than sixty (60) days after the first anniversary of COE. Nothing in this Section 23 shall limit the amount Buyer or Seller may recover or limit the timing of seeking recovery under an indemnity claim under Section 17. The provisions of this Section shall survive COE.

24. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified, return receipt requested, postage prepaid, or telecopies (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid, in each case, to the Parties at the addresses set forth below or at such other address as a Party may designate in writing pursuant hereto:

if to Seller:	Denny’s, Inc.
Denny’s Realty, LLC
203 East Main Street
Spartanburg, South Carolina 29319
Attention: Tim Flemming
Tel.: (864) 597-7470
Fax: (864) 597-8327
EMAIL: TFlemming@Dennys.com

if to Buyer:	National Retail Properties, Inc.
450 South Orange Ave., Suite 900
Orlando, Florida 32801
Attn: General Counsel
Tel.: (800) 666-7348
Fax: (321) 206-2138
EMAIL chris.tessitore@nnnreit.com

with copies to:	National Retail Properties, Inc.
450 South Orange Ave., Suite 900
Orlando, Florida 32801
Attn: Mr. Joseph Ciardiello
Senior Vice President Acquisitions
Tel.: (800) 666-7348
Fax: (407) 650-1046
EMAIL: joe.ciardiello@nnnreit.com

if to Escrow Agent:	First American Title Insurance Company
7370 College Parkway
Fort Myers, Florida 33907
Attention: Jackie Dahlquist
Tel.: (239) 939-2224
Fax: (239) 938-8885
EMAIL: JRDahlquist@firstam.com

(b)  Effective Date of Notices. Notice shall be deemed to have been given on the date on which such notice is delivered, or if not delivered on a Business Day, then on the next Business Day, if notice is given by personal delivery, or telecopies, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received on the date on which the notice is received, if notice is given by personal delivery, and on the second (2nd) business day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by any method provided for herein.

25. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller shall be liable for any cancellation charges of Escrow Agent. The provisions of this Section 25 shall survive cancellation of this Agreement.

26. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld, delayed, or conditioned unless otherwise provided in this Agreement.

27. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

28. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

29. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday recognized by the federal government, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday recognized by the federal government, and the successive periods shall be deemed extended accordingly.

30. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

31. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

32. FACSIMILE AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

33. INCORPORATION OF EXHIBITS BY REFERENCE AND INCORPORATION OF RECITALS. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein. The recitals set forth at the beginning of this Agreement are true and correct and are hereby incorporated in the Agreement by this reference.

The Exhibits are:

Exhibit A	List of properties with addresses
Exhibit A-1	Reserved
Exhibit B	Buyer form of Tenant/Landlord estoppel
Exhibit C	Form Assignment of Lease
Exhibit D	List of Leases and Guaranties
Reserved E	Reserved
Exhibit F Exhibit G	Master Lease Escrow Instructions
Exhibit H Exhibit I	Buyer’s Closing Contingencies Properties in Need of Additional Environmental Testing

34. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

35. 1031 EXCHANGE. Buyer and Seller shall reasonably cooperate with respect to a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code ("1031 Exchange"); provided such 1031 Exchange shall not impose on Buyer or Seller any additional liability or financial obligation and shall not change COE. Buyer and Seller shall indemnify, defend and hold each other harmless against any claims, damages or expenses arising in connection with or resulting from Buyer’s or Seller’s 1031 Exchange. Notwithstanding the foregoing, the transactions contemplated by this Agreement shall not be subject to or contingent upon either party’s ability to consummate its 1031 Exchange.

36. JOINT AND SEVERAL. The entities comprising Seller shall be jointly and severally liable for the obligations and liabilities of Seller under this Agreement.

37. SERVICING AGREEMENT. At COE, at Buyer’s election, Seller and Buyer shall enter into a servicing agreement in form and substance acceptable to each of them pursuant to which Seller shall agree to service, on behalf of Buyer, after COE, the collection of payments under the Leases for those Properties acquired by Buyer (the “Servicing Agreement”). As the sole fee, the servicer may retain 1% of collections and remittances. The Servicing Agreement shall provide that Seller may not terminate the Servicing Agreement as to any Properties so long as the applicable franchise agreement is still in place as to said Properties. Buyer shall have the right to terminate the Servicing Agreement upon 30 days notice to Seller. All monies collected by Seller from any location shall be applied first to the payment of rent and all other charges under the Lease until such obligations are current within presently customary terms, with the balance of any collections available to satisfy other obligations to Seller and its affiliates under the applicable Franchise Agreements. The parties will agree upon the final form of the Servicing Agreement prior to COE.

38. SECURITIES FILING. Seller has been advised by its counsel that the entry in this Agreement is the entry into a “material definitive agreement” which requires Seller to file an 8K with the Securities and Exchange Commission (“SEC”) within four (4) business days of full execution of this Agreement. On or before September 12, 2006 Buyer and Seller shall reasonably agree on the form of the 8K to be filed by Seller. However, no other filings shall be made by either party before the COE, unless required by law, and only after the written approval of both parties to this Agreement.

39. Additional Environmental Matters. There is identified on Exhibit I four Properties (Site 6639 - Boise, ID, Site 7553 - Indianapolis, IN, Site 7467 - Miami, FL, and Site 7702 - St. Louis, MO) where Buyer needs to receive, review and approve, in its sole and absolute discretion, additional environmental testing on the Properties before Buyer can determine if those Properties are acceptable to Buyer. Therefore, Buyer and Seller hereby acknowledge and agree (i) that Buyer and Seller shall use good faith efforts to come up with a plan of testing for each of those Properties between now and COE, (ii) should Buyer and Seller fail to agree on a plan of testing on any or all of said Properties before COE, Buyer may remove those Properties from the terms and conditions of this Agreement and closing shall proceed on the other Properties, (iii) if Buyer and Seller agree on a plan of testing before COE, said testing shall be conducted after COE on the other Properties at Seller’s expense, and (iv) should the results of the testing on any or all of said Properties be acceptable to Buyer, Buyer and Seller shall have a second COE on said Property or Properties, as applicable, on a date mutually agreeable to Buyer and Seller, but in any event on or before December 15, 2006. If there is a second COE as to any of the Properties identified on Exhibit I, the terms and conditions of this Agreement shall apply to that second COE as well, but notwithstanding anything else contained herein, the purchase price of these Properties at the second COE shall not be increased on the second COE because of the terms of Section 4(c) hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	DENNY'S INC., a California corporation

By:	/s/ Nelson J. Marchioli
Printed Name:	Nelson J. Marchioli
Its:	President and Chief Executive Officer

DENNY'S REALTY, LLC

By:	/s/ Nelson J. Marchioli
Printed Name:	Nelson J. Marchioli
Its:	President and Chief Executive Officer

BUYER:	NATIONAL RETAIL PROPERTIES, INC.
a Maryland Corporation

By:	/s/ Christopher P. Tessitore
Printed Name:	Christopher P. Tessitore
Its:	Senior Vice President

ESCROW AGENT’S ACCEPTANCE

The foregoing fully executed Agreement together with the letter of credit as Earnest Money Deposit is accepted by the undersigned this 18th day of August, 2006, which for the purposes of this Agreement shall be deemed to be the date of opening of escrow. Escrow Agent hereby accepts the engagement to handle the escrow established by this Agreement in accordance with the terms set forth in this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Kimberly Walters
Printed Name:	Kimberly Walters
Title:	Escrow Officer